                                                                    EXHIBIT 12.2

                         NORTHWEST AIRLINES CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        AND PREFERRED STOCK REQUIREMENTS

                             (DOLLARS IN MILLIONS)

                                                   YEAR ENDED DECEMBER 31,
                                     ---------------------------------------------------
                                      1998          1997      1996      1995      1994
                                     -------      --------  --------  --------  --------
EARNINGS:
Income (loss) before income taxes
  and 1997 and 1995 extraordinary
  items............................  $(430.0)     $  984.6  $  872.4  $  543.5  $  498.3
Less: Income (loss) from less than
  50% owned investees..............      8.9          19.4      15.7     (10.3)     (4.8)
Add:
  Rent expense representative of
    interest(1)....................    193.2         197.7     191.5     193.4     185.7
  Interest expense net of
    capitalized interest...........    294.0         228.5     251.7     374.3     374.0
  Interest of preferred security
    holder.........................     22.5          24.3      27.2       7.1     --
  Amortization of debt discount and
    expense........................     18.1           5.7      10.8      13.1       9.7
  Amortization of interest
    capitalized....................      3.4           3.0       2.9       4.0       3.3
                                     -------      --------  --------  --------  --------
      ADJUSTED EARNINGS............  $  92.3      $1,424.4  $1,340.8  $1,145.7  $1,075.8
                                     -------      --------  --------  --------  --------
                                     -------      --------  --------  --------  --------
FIXED CHARGES AND PREFERRED STOCK
  REQUIREMENTS:
Rent expense representative of
  interest(1)......................  $ 193.2      $  197.7  $  191.5  $  193.4  $  185.7
Interest expense net of capitalized
  interest.........................    294.0         228.5     251.7     374.3     374.0
Preferred stock requirements.......      1.2          21.9      61.0      91.8     100.0
Interest of preferred security
  holder...........................     22.5          24.3      27.2       7.1     --
Amortization of debt discount and
  expense..........................     18.1           5.7      10.8      13.1       9.7
Capitalized interest...............     16.8          10.6       7.3      13.9       3.5
                                     -------      --------  --------  --------  --------
      FIXED CHARGES AND PREFERRED
        STOCK REQUIREMENTS.........  $ 545.8      $  488.7  $  549.5  $  693.6  $  672.9
                                     -------      --------  --------  --------  --------
                                     -------      --------  --------  --------  --------
RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED STOCK
  REQUIREMENTS.....................    --   (2)       2.91      2.44      1.65      1.60
                                     -------      --------  --------  --------  --------
                                     -------      --------  --------  --------  --------

------------------------

(1) Calculated as one-third of rentals, which is considered representative of the interest factor.

(2) Earnings were inadequate to cover fixed charges and preferred stock requirements by $453.5 million for the year ended December 31, 1998.